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                                                                   EXHIBIT 99.1
[NATCOGROUP LOGO]

2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841

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NATCO Group announces sale of $15 million convertible preferred   March 14, 2003
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NATCO Group Inc. (NYSE: NTG the "Company") today announced an agreement with
Lime Rock Partners, a highly regarded investor in growth equity for oil service companies, for one of Lime Rock's funds to purchase $15 million of newly issued NATCO convertible preferred stock. The preferred stock will pay a dividend of 10% per annum and will be convertible into NTG shares at $7.81 per share. Lime Rock will also receive approximately 250 thousand warrants to acquire additional NTG stock at $10.00 per share. The Company estimates that accounting for issuance of the preferred will lower its earnings by $.05 per diluted share in 2003 relative to what earnings might have otherwise been. The investment is expected to close before the end of March.

The capital provided by Lime Rock will provide NATCO with funds necessary to complete a planned expansion of its Sacroc facility, as well as additional capital for future growth opportunities. The Company recently signed an agreement with Kinder Morgan CO2 Company, operator of the Sacroc field, to roughly double the capacity of a membrane separation facility owned and operated by NATCO under long-term contract to Kinder Morgan. The Company has estimated that, once the expansion has reached full utilization in coming years, it is expected to add as much as $0.18 to NTG fully diluted earnings per share annually. "The sale of preferred stock to Lime Rock gives us flexibility to keep investing for high return growth - particularly at our important Sacroc facility - while at the same time reducing current leverage," commented Chairman and CEO Nat Gregory. "We are particularly pleased to have Lime Rock as a new investor in the Company. Their knowledge and experience in the oil service industry is a very valuable asset going forward."

Lime Rock Partners, based in Westport, Connecticut, is a private equity firm with over $420 million under management dedicated to investing in small energy companies with high growth potential. With offices in the major energy centers of North America and Western Europe, Lime Rock targets growth equity investments in companies involved in oilfield services, oilfield technology, midstream services, and exploration and production.

In conjunction with the investment, Thomas R. Bates, Jr. will join the NATCO Group Inc. board of directors. "NATCO's strategic vision offers excellent growth opportunities in every phase of their business" said Bates adding "we view their exceptional growth over the past few years as an outstanding prognosticator of future success." Mr. Bates is Managing Director of the Lime Rock Houston office and has nearly thirty years experience in the oil industry including senior positions with Baker Hughes, Weatherford Enterra, and Schlumberger.
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NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2001 filed by NATCO Group Inc. on March 28, 2002.